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                                                                    EXHIBIT 99.1


ST. LOUIS--(BUSINESS WIRE)--Dec. 5, 2005--Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it has priced $400 million of Junior Subordinated Debentures pursuant to a public offering. RGA expects to use the net proceeds from the sale of its Junior Subordinated Debentures to repay at maturity $100 million of its 7.25% Senior Notes in April 2006, to fund an approximate $100 million stock buyback pursuant to an accelerated share repurchase program and for general corporate purposes.

The Junior Subordinated Debentures have a 60-year final maturity and feature a fixed rate coupon of 6.75% for an initial ten-year period with an issue price of 99.660%. After the initial ten-year period, the coupon will become floating. The Junior Subordinated Debentures are rated Baa3 by Moody's Investors Service, BBB-by Standard & Poor's and bbb by A.M. Best.

RGA expects to complete the offering on December 8, 2005, subject to customary closing conditions.

This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Junior Subordinated Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.

Copies of the prospectus and prospectus supplement relating to the Junior Subordinated Debentures may be obtained by contacting Morgan Stanley & Co., 180 Varick Street, New York, New York 10004, or Lehman Brothers, 745 Seventh Avenue,
Attention: High Grade Fixed Income Syndicate, New York, New York 10019, or call
(212) 526-9664.

About Reinsurance Group of America

Reinsurance Group of America, Incorporated, through its subsidiaries, is among the largest global providers of life reinsurance. In addition to its U.S. and Canadian operations, Reinsurance Group of America, Incorporated has subsidiary companies or offices in Australia, Barbados, China, Hong Kong, India, Ireland, Japan, Mexico, South Africa, South Korea, Spain, Taiwan, and the United Kingdom. Worldwide, the company has approximately $1.7 trillion of life reinsurance in force, and assets of $15.4 billion. MetLife, Inc. is the beneficial owner of approximately 51 percent of RGA's outstanding shares.


CONTACT: Reinsurance Group of America, Incorporated
         Jack B. Lay, 636-736-7439
         www.rgare.com